Exhibit 10.2

AMENDMENT TO THE
OCUSENSE, INC.
2003 STOCK OPTION/STOCK ISSUANCE PLAN

OccuLogix, Inc. (the “Company”), having assumed options under the OcuSense, Inc. 2003 Stock Option/Stock Issuance Plan (the “Plan”), hereby amends the Plan as follows, effective as of May 11, 2010:

1.           Section III.F of Article Two of the Plan is hereby amended and replaced in its entirety to read as follows:

“F.           Notwithstanding anything in this Section III to the contrary, if an Optionee’s Service is terminated by reason of an Involuntary Termination within eighteen (18) months following the effective date of a Change in Control in which the options are assumed or otherwise continued in effect (and the repurchase rights, if any, applicable to those shares are not otherwise terminated), the shares subject to the Optionee’s outstanding options will automatically accelerate and vest in full as of the Optionee’s termination of Service, including shares as to which such options would not otherwise be vested or exercisable.  Any option so accelerated shall remain exercisable until the option’s expiration or, if earlier, the termination of the option, as provided in the documents evidencing the option.  In addition, the Corporation’s outstanding repurchase rights with respect to shares held by the Optionee at the time of such Involuntary Termination will immediately terminate on an accelerated basis, and the shares subject to those terminated rights will accordingly vest at that time.”

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the 2003 Stock Option/Stock Issuance Plan on the date indicated below.

OccuLogix, Inc.

Dated: May 13, 2010	By	/s/ William Dumencu
Title: Chief Financial Officer